Exhibit 10.1

OPTION TO PURCHASE PROSPECTING LICENSES AGREEMENT

THIS AGREEMENT made as of November 18, 2008;

BETWEEN:

GEO CAN RESOURCES COMPANY LIMITED, a company incorporated under the laws of Tanzania with a mailing address P.O. Box 80079, Dar es Salaam, Tanzania (Facsimile: 1-866-246-1028);

(“Geo Can”)

AND:

LAKE VICTORIA MINING COMPANY, INC., a company incorporated under the laws of the state of Nevada with an office address at 1781 Larkspur Drive, Golden, Colorado 80401 (Facsimile: 303-526-5889);

(“LVCA”)

WHEREAS:

A. Geo Can is the registered and beneficial owner of the Claims (as such term is defined below), which are located in the United Republic of Tanzania and described in Schedule A; and

B. Geo Can has agreed to grant to LVCA an option to acquire an undivided sixty percent (60%) interest (the “Option”) in and to the Property (as such term is defined below) by, inter alia, carrying out a series of exploration programs on the Property and making certain payments to Geo Can and/or issuing shares of LVCA to the Geo Can or an Assignee of Geo Can;

TERMS OF AGREEMENT

IN CONSIDERATION of the mutual agreements herein contained and of other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree with one another as follows:

1. Definitions and Interpretation

1.1 Definitions: Whenever used in this Agreement, the following words and terms will have the respective meanings ascribed to them below:

“Affiliate” has the meaning set out in the Nevada Corporate Law (Nevada, U.S.A.).

“Agreement” means this agreement, including the recitals and the Schedules all as amended, supplemented or restated from time to time.

“Annual License Fees” means the annual fees paid to keep the Claims comprising the Property in good standing as set out in Schedule “A”, including any subsequent increase by the Republic of Tanzania;

“Approval Date” means the date which is the first Business Day after the date that the Board of Directors issues its written acceptance of this Agreement and the transaction contemplated thereby.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Nevada.

“Claims” means all the mineral licenses described in Schedule A hereto, and each of the two individual licenses set out in Schedule A is a “Claim”;

“Closing Date” means the date on which the transactions set out in this Agreement are closed;

“Commercial Production” means, with respect to either of the Properties, and is deemed to have been achieved, when the concentrator processing ores from the Property for other than testing purposes has operated for 30 days in any 40 consecutive day period at not less than 50% of design capacity or, in the event a concentrator is not erected on the Property, when ores from the Property have been produced for a period of 40 consecutive production days at not less than 50% of the mining rate specified in a feasibility study recommending placing the Property into production for commercial purposes.

“Effective Date” means the fifth business day next following the Approval Date;

“Exchange” means the OTC:BB Nasdaq Exchange.

“Exploration Expenses” means costs and expenses of whatsoever kind or nature, including those of a capital nature, incurred or chargeable with respect to the exploration and development of the Property and the maintenance of the Property in good standing.

“Feasibility Study” means a detailed study or report showing that the placing the Property or part thereof into Commercial Production is feasible and including at least:

i.	a description of that part of the Property to be covered by the proposed mine,

ii.	the estimated recoverable reserves of minerals and the estimated composition and content thereof,

iii.	the proposed procedure for development, mining and production,

iv.	the results of ore amenability tests (if any),

v.

the nature and extent of the facilities proposed to be acquired, including a preliminary design for the mill facilities if the size, extent and location of the ore body makes such mill facilities feasible,

vi.

the total costs, including capital budget, reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine and a schedule indicating the times at which such moneys will be required, including in particular the operating capital requirements for the first four months of operation,

vii.	all environmental impact studies and the costs thereof,

viii.	the period in which it is proposed the Property will be brought into Commercial Production, and

ix.

such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other considerations;

“Government or Regulatory Authority” means any federal, state, regional, municipal or other government, governmental department, regulatory authority, commission, board, bureau, agency or instrumentality that has lawful authority to regulate or administer or govern the business or property or affairs of any person, and for the purposes of this Agreement also includes any corporation or other entity owned or controlled by any of the foregoing and any stock exchange on which shares of a Party are listed for trading.

“Mining Operations” means every kind of work done by LVCA on or in respect of the Properties or the products derived there from and includes, without limiting the generality of the foregoing, work of assessment, geophysical, geochemical and geological surveys, studies and mapping, assaying and metallurgical testing, investigating, drilling, designing, examining, equipping, improving, surveying, shaft-sinking, raising, crosscutting and drifting, searching for, digging, trucking, sampling, working and procuring minerals, ores and concentrates, bringing any mining claims to lease, reclamation and in doing all work usually considered to be prospecting, exploration, development and mining work; in paying wages and salaries of persons engaged in such work and in supplying food, lodging, transportation and other reasonable needs of such persons; in paying insurance premiums and assessments or premiums for workers’ compensation insurance, contributions for unemployment insurance or other pay allowances or benefits customarily paid in the district to such persons; in paying rentals, license renewal fees, taxes and other governmental charges required to keep the Properties in good standing; in purchasing or renting plant, buildings, machinery, tools, appliances, equipment or supplies and in installing, erecting, detaching and removing the same or any of them; and in the management of any work which may be done on the Properties for the due carrying out of such prospecting, exploration, development and mining work.

“Option” has the meaning set out in Section 3.1 of this Agreement.

“Option Period” has the meaning set out in Section 3.2 of this Agreement.

“Parties” means the parties to this Agreement and their respective successors and permitted assigns which become parties pursuant to this Agreement and “Party” means any one of the Parties.

“Permitted Encumbrance” means

(a)

easements, rights of way, servitudes or other similar rights in land including, without limiting the generality of the foregoing, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electrical light, power, telephone, telegraph or cable television conduits, poles, wires and cables;

(b)

the right reserved to or vested in any government or other public authority by the terms of any or by any statutory provision, to terminate, revoke or forfeit any of the lease or mining claims or to require annual or other periodic payments as a condition of the continuance thereof;

(c)

rights reserved to or vested in any municipality or governmental, statutory or public authority to control or regulate any of the Property in any manner, and all applicable laws, rules and orders of any governmental authority; and

(d)

the reservations, limitations, provisos and conditions in any original grants from the Crown, or other governmental entity of the Republic of Tanzania on the Properties or interests therein and statutory exceptions to title.

“Shares” means common shares in the capital of LVCA as constituted on the date of this Agreement.

1.2      Headings. The division of this Agreement into paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular article, paragraph or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to articles and paragraphs are to articles and paragraphs of this Agreement.

1.3      Legislation. Any reference to a provision in any legislation is a reference to that provision as now enacted, and as amended, re-enacted or replaced from time to time, and in the event of such amendment, re-enactment or replacement any reference to that provision shall be read as referring to such amended, re-enacted or replaced provision.

1.4      Extended Meanings. In this Agreement words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and words importing persons shall include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.5      Currency. All references to currency herein are to lawful money of the United States of America.

1.6      Schedules. The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

Schedule A	-	Description of Properties
Schedule B	-	Net Smelter Royalty Return (NSR)

2.        Representations and Warranties

2.1.      Representations and Warranties of Geo Can. Geo Can represents and warrants to LVCA that:

(a)	Geo Can is a corporation duly incorporated, organized and subsisting under the laws of Tanzania, East Africa with the corporate power to own its assets and to carry on its business;

(b)

Geo Can has good and sufficient power, authority and right to enter into and deliver this Agreement and, to the best of its knowledge, to option and transfer legal and beneficial interest in the Properties to LVCA free and clear of all liens, charges, encumbrances and other rights of others other than the Permitted Encumbrances and a 2% Net Smelter Royalty Return (NSR) payable to GeoCan according to Schedule B;

(c)

other than the Agreement, there is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon Geo Can to option, sell, transfer, assign, pledge, charge, mortgage, explore or in any other way option, dispose of or encumber all or part of the Properties or any portion thereof or interest therein other than pursuant to the provisions of this Agreement;

(d)

neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by Geo Can will result in the violation of any agreement or other instrument to which Geo Can is a party or by which Geo Can is bound, or any applicable law, rule or regulation;

(e)

other than the Net Smelter Royalty Return, Geo Can is not a party to or bound by any contract or commitment to pay any royalty, fee or land payment with respect to the Properties or any portion thereof or interest therein;

(f)

LVCA has the option to purchase 60% of the right, title and interest in and to the Property and is required to pay to Geo Can 2% of net smelter returns (“NSR”) from the Properties and there is no adverse claim or challenge against or to the ownership of or title to the Properties or any portion thereof or interest therein nor is there any basis for any such claim or challenge; and there is a Remaining Interest Option to purchase up to 100% of Geo Can’s right, title and interest in and to the Property; and

(j)	Geo Can is a non-resident for the purposes of U.S. Income Tax (USA).

2.2.      Representations and Warranties of LVCA. LVCA represents and warrants to Geo Can that:

(a)

LVCA is a corporation duly incorporated, organized and subsisting under the laws of the State Nevada, U.S.A. with the corporate power to own its assets and to carry on its business in jurisdiction in which the Properties are located;

(b)

LVCA has all necessary power and authority to enter into this Agreement and any agreement instrument referred to in or contemplated by this Agreement and to do all such acts and things are required to be done, observed or performed by it, in accordance with the terms of Agreement and any agreement or instrument referred to in or contemplated by this Agreement;

(c)

neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by LVCA will result in the violation of any agreement or other instrument which LVCA is a party or by which LVCA is bound, or any applicable law, rule or regulation;

(d)

LVCA is a “reporting company”, as such term is defined according to the U.S. Securities Exchange Commission (SEC), in the State of Nevada and is not in default of filing financial statements required by such applicable securities legislation or paying prescribed fees and related thereto;

(e)

the Shares to be issued and delivered to Geo Can hereunder have been validly created authorized for issuance and when so issued and delivered shall be duly and validly issued as paid and non-assessable Shares; and

(f)	LVCA is a resident for purposes of the U.S. Income Tax (U.S.A.).

2.3.      Acknowledgment and Covenant of LVCA. LVCA acknowledges and agrees that the Option granted to LVCA in the Properties are granted by Geo Can of its rights and LVCA covenants to perform the obligations of Geo Can to the same extent as if LVCA held the title directly with the Ministry of Energy and Minerals of Tanzania.

2.4.     Representations about Title. Geo Can represents or warrants that the title is valid and that the ownership or state of title to the Properties is held by Geo Can or its’ subsidiaries. In addition, Geo Can represents or warrants that there are no charges, liens or encumbrances on the Properties.

2.5.     Verification of Title. LVCA covenants to Geo Can that it will undertake all necessary actions, at its sole cost and expense, to verify the ownership of the Properties, including obtaining all necessary searches, investigations, opinions or reports that any prudent exploration company would reasonably obtain to verify the ownership and title to property located in the Republic of Tanzania.

2.6.     Reliance and Survival. The representations, warranties, acknowledgements and covenants set out in this Section 2 have been relied on by the Parties in entering into this Agreement. All representations and warranties made herein will survive the delivery of this Agreement to the Parties and the completion of the transactions contemplated hereby and, notwithstanding such completion, will continue in full force and effect for the benefit of Geo Can or LVCA, as the case may be, for a period of eighteen (18) months from the exercise, lapse or termination of the Option.

3.      Grant of Option

3.1.    Geo Can hereby grants to LVCA (or such wholly-owned subsidiary of the LVCA as LVCA may request) an option to acquire an undivided sixty percent (60%) interest (the “Option”) in and to the Property and, as consideration therefore and subject to Board acceptance in respect of the Option and this Agreement, LVCA hereby agrees to reimburse Geo Can for the annual fees and registration fees incurred by Geo Can to register, transfer and maintain the Claims in the amount of USD$4222.20 and to:

(a)	pay USD$250,000 to Geo Can as follows:

	(i)	USD$100,000 on the Closing Date; less any deposit advanced

	(ii)	USD$150,000 on or before the one year anniversary of the Closing Date;

and

(b)	allot and issue to the Geo Can a total of 1,500,000 Shares, as fully paid and non-assessable, as follows:

	(i)	600,000 Shares within ten (10) days of the Closing Date;

	(ii)	900,000 Shares on or before the one year anniversary of the Closing Date; and

(c)	incur Exploration Expenses aggregating at least USD$1,200,000 not later than the third anniversary of the Closing Date, as follows:

	(i)	USD$200,000 on or before the one year anniversary of the Closing Date;

	(ii)	an additional USD$400,000 on or before the two year anniversary of the Closing Date;

	(iii)	an additional USD$600,000 on or before the three year anniversary of the Closing Date; and

3.2.      Working Right. Geo Can hereby further grants to LVCA the exclusive working right during the period from the Approval Date but prior to the exercise, lapse or termination of the Option (the “Option Period”) to enter upon the Properties, to conduct Mining Operations on the Properties and to have quiet possession thereof to the extent provided for in the Geo Can Options. LVCA shall conduct all Mining Operations in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Properties.

3.4.      Option Only. Nothing contained in this Agreement, nor any payment made, Mining Operations conducted or expenditure incurred by LVCA on or in connection with the Properties or part of them, nor the doing of any act or thing by LVCA under the terms of this Agreement shall obligate LVCA to do anything else under this Agreement other than to make payment and incur expenditures to the extent that it may have expressly undertaken to do so pursuant to the terms of this Agreement, the obligations of LVCA hereunder being simply those of an option holder.

4.         Expenditures, Payments and Share Issuances to Maintain Option.

4.1.     Statement of Required Expenditures:

LVCA shall provide a statement of account to Geo Can within 30 days of the end of the applicable anniversary period set out above, which confirms and details the expenditures made in the applicable anniversary certified by a senior officer of LVCA.

4.2.      Lapse or Surrender of Option. Subject to Paragraph 7.3, LVCA may let the working right and the lapse by failing to make any of the payments, issue any of the securities, or incur any of the expenditures referred to in Paragraphs 3.1(a), (b) and (c) on or before the dates specified therein.

5.        Obligations during Option Period

5.1.      Covenants of LVCA. During the Option Period, LVCA covenants and agrees with Geo Can to:

(a)

conduct all Mining Work in a careful and miner-like manner and in compliance with all applicable statutes, regulations, by-laws, orders and judgments and all applicable directives, rules, consents, permits, orders, guidelines and policies of any Government or Regulatory Authority with jurisdiction over the Properties; and

(b)

keep the Property in good standing by doing quarterly reports and filing, or payment in lieu thereof, all necessary assessment work and maps and payment of all annual fees, taxes or assessments required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard. LVCA must forward funds to Geo Can a minimum of 30 business days before the due date of each fee if LVCA desires Geo Can to complete any annual payments or fees to maintain the Property in good standing. LVCA must submit to Geo Can all exploration work performed per property a minimum of 45 business days before each quarterly due date, along with payment to Geo Can, for Geo Can to prepare and submit in a timely fashion the quarterly reports for each property.

5.2.      Abandonment. LVCA may at any time, during the currency of the Option, abandon any one or more of the claims which comprise the Property. LVCA shall give Geo Can thirty (30) days notice in writing of any abandonment. If Geo Can so requests, LVCA will retransfer such Claims as are to be abandoned to Geo Can at the sole cost of LVCA, which Claims shall be in good standing for a period of at least 180 days from the initial notice of abandonment.

5.3.      No Encumbrances. During the Option Period, neither LVCA nor Geo Can shall pledge, mortgage or charge or otherwise encumber their beneficial interest in the property or their rights under this Agreement.

6.       Exercise of Option Granted in the Property

6.1.    Exercise of Option. If, on or before the third anniversary of the Closing Date, LVCA has issued the Shares and made the payments referred to in Paragraph 3.1 (a) and made the exploration expenditures, payments and share issuances set out in paragraph 3.1 (b) and (c) LVCA may exercise the Option by giving written notice to Geo Can, together with a statement of account certified by a senior officer of LVCA confirming such expenditures. In such event LVCA shall become the owner of 60% of the right, title and interest of Geo Can in and to the Properties.

7.      Termination

7.1.    Termination for Cause. Subject to Paragraph 7.3, Geo Can may terminate this Agreement and the Option and working right herein shall lapse if:

(a)	LVCA is in default of any term or condition of this Agreement;

(b)	Geo Can gives LVCA written notice specifying the particulars of the default; and

(c)

upon expiration of 30 days from the date of receipt by LVCA of such notice, LVCA has failed to cure the default or, if such default cannot reasonably be cured within such 30 day period, has failed to make commercially reasonable efforts to implement a cure for such default.

7.2.      Surrender of Rights. Subject to Paragraph 7.3, LVCA may give Geo Can written notice of its intention to surrender all of its rights hereunder and upon expiration of 30 days from the date of receipt by Geo Can of such notice, this Agreement shall terminate and working right and Option herein shall lapse.

7.3.     Obligations on Termination. Notwithstanding any other provisions of this Agreement, in the event of lapse, termination or surrender of the Option and/or this Agreement, as the case may be, LVCA shall:

(a)

ensure that the Properties are in good standing for a period of at least 6 months from the lapse, termination or surrender of the Options and/or this Agreement, as the case may be, and upon request of Geo Can, retransfer the Properties to Geo Can in the name of Geo Can;

(b)

deliver to Geo Can any and all reports, maps, assessment reports and maps, samples, assay results, drill cores and engineering data of any kind whatsoever pertaining to the Properties or related to Mining Work which have not been previously delivered to Geo Can; and

(c)

upon notice from Geo Can, remove all materials supplies and equipment from the Properties; provided however, that Geo Can may retain ore and, at the cost of LVCA, dispose of any such materials, supplies or equipment not removed from the Properties within 90 days of receipt of such notice by LVCA.

7.4.     Provisions which Operate Following Termination. Notwithstanding any termination of this Agreement for any reason whatsoever and with or without cause, the provisions of Sections 2.6 and 7.3 and any other provisions of this Agreement necessary to give efficacy thereto shall continue in full force and effect following any such termination.

8.     Remaining Interest Options And Formation of Joint Venture

Grant of Remaining Interest Options

8.1         LVCA will have, and is hereby granted by Geo Can, the Remaining Interest Option.

Exercise of Remaining Interest Option

8.2         The Remaining Interest Options may be exercised by LVCA by delivery of a notice in writing to Geo Can not later than 4:00 p.m. (local Nevada time) on the applicable date. Such notice will set out the Claims on which the Remaining Interest Option is being exercised together with a cheque for the applicable amount, as follows:

(1)    Second Option: Only after the Option has been fully exercised, an additional option (the “Second Option”) to purchase an undivided twenty percent (20%) interest or fifty percent (50%) of Geo Can’s remaining forty percent (40%) interest in the Property, for a purchase price of five hundred thousand ($500,000) USD and seven hundred and fifty thousand (750,000) common shares. The “Second Option” must be exercised within 2 years of the date the Option is exercised.

(2)    Third Option: An additional option (the “Third Option”) to purchase the remaining undivided twenty percent (20%) interest retained by Geo Can within twenty-four (24) months of the exercise of the Second Option. The Third Option may be exercised only after an independent 43-101 resource calculation has been made based on the entire $1,200,000 exploration budget being expended and a minimum of 50,000 meters of RC or Diamond drilling, directed by Geo Can, has been completed within two (2) years of the exercise of the Second Option. The Third Option purchase price, based on an independent 43-101 resource calculation, is calculated as follows:

Calculation is based on the New York gold spot price average the day the “Third Option” is exercised. The total number of ounces Inferred, Indicated or Measured multiplied by the corresponding per ounce dollar amount allocated under the Spot Price Average using the table below at the time of the exercise of the “Third Option”:

Total Number of Ounces	Up to $800/o0z	Up to $900/o0z	Up to$1,000/o0z	Up to $1,200/oz
	($)	($)	($)	($)
measured	5.00/oz	6.50/oz	8.00/o0z	10.00/oz
indicated	3.00/oz	4.00/oz	5.00/o0z	7.00/oz
inferred	1.50/oz	2.00/oz	3.50/oz	4.50/oz

for every $100 that the gold spot price is above $1200/oz add $1.00 to each table level.

Formation of Joint Venture

8.3           On the date of exercise of any Option, subject to any exercise of the Remaining Interest Option pursuant to §8.2 hereof, the Geo Can and the LVCA will, without any further act or formality, associate themselves and will be deemed for all purposes to have associated themselves, by way of Joint Venture on substantially the terms and conditions contained in the Joint Venture Agreement. The Geo Can and the LVCA hereby agree to negotiate, within one year from the date of execution of this Agreement, the precise terms and conditions of a Joint Venture Agreement in good faith.

8.4           LVCA will assume the cost of all exploration, development and related expenditures carried out on the Property and by the Joint Venture until the commencement of Commercial Production.

8.5           If the Remaining Interest Option is not exercised on the Property within the required timeframes as set out in 8.2, the purchase price of Geo Can’s Remaining Interest of the Property will be agreed to and set out in the Joint Venture Agreement.

Relationship of Parties to Joint Venture

8.6           If a Joint Venture is constituted pursuant to this Agreement, the relationship of Geo Can and LVCA will, from and after the date of constitution of such Joint Venture, be that of co-venturers and will, subject to express provisions of this Agreement, be governed by the terms and conditions of the Joint Venture Agreement.

9.        Net Smelter Royalty Return – NSR

9.1          Upon any part of the Property being placed into Commercial Production, the LVCA will pay to Geo Can a royalty (the “NSR”), being equal to 2% of Net Smelter Returns, on the terms and conditions as set out in this paragraph and in Schedule B.

9.2          Instalments of the NSR payable will be paid by LVCA to Geo Can within forty-five (45) days after the end of the calendar quarter during which minerals are sold to the smelter, refinery or other place of treatment of the proceeds of sale of the minerals, ore, concentrates or other product from the Property.

9.3          Within 120 days after the end of each fiscal year, commencing with the year in which Commercial Production occurs, the accounts of LVCA relating to operations on the Property and the statement of operations, which will include the statement of calculation of NSR for the year last completed, will be audited by the auditors of LVCA at its expense. The Geo Can will have 120 days after receipt of such statements to question the accuracy thereof in writing and, failing such objection, the statements will be deemed to be correct and unimpeachable thereafter.

9.4          If such audited financial statements disclose any overpayment of NSR by LVCA during the fiscal year, the amount of the overpayment will be deducted from future installments of NSR payable.

9.5          If such audited financial statements disclose any underpayment of NSR by LVCA during the year, the amount thereof will be paid to Geo Can forthwith after determination thereof.

9.6          LVCA agrees to maintain for each mining operation on the Property, up-to-date and complete records relating to the production and sale of minerals, ore, bullion and other product from the Property, including accounts, records, statements and returns relating to treatment and smelting arrangements of such product, and Geo Can or its agents will have the right at all reasonable times, including for a period of 12 months following the expiration or termination of this Agreement, to inspect such records, statements and returns and make copies thereof at its own expense for the purpose of verifying the amount of NSR payments to be made by LVCA to Geo Can pursuant hereto. LVCA will have the right to have such accounts audited by independent auditors at its own expense once each fiscal year.

10.      Transfer of Interest/Rights of First Refusal

10.1                Subject to first obtaining the written approval of Geo Can, which approval will not be unreasonably withheld, LVCA may at any time during the Option Period and prior to formation of a Joint Venture, sell, transfer or otherwise dispose of all or any portion of its right, title or interest in and to the Property or under this Agreement; provided that any purchaser, grantee or transferee of any such interest will have first delivered to Geo Can its agreement related to this Agreement and to the Property, containing:

a.

a covenant by such transferee to perform all the obligations of LVCA to be performed under this Agreement in respect of the interest to be acquired by it from LVCA to the same extent as if this Agreement had been originally executed by LVCA and such transferee as joint and several obligors making joint and several covenants; and

b.	a provision subjecting any further sale, transfer or other disposition of such interest in the Property or this Agreement to the restrictions contained in this section.

10.2.

No assignment by LVCA of any interest less than its entire interest in this Agreement will, as between LVCA and Geo Can, discharge it from any of its obligations hereunder, but upon the transfer by LVCA of the entire interest at the time held by it in this Agreement (whether to one or more transferees and whether in one or in a number of successive transfers), LVCA will be deemed to be discharged from all obligations hereunder save and except for the fulfillment of contractual commitments having accrued due prior to the date on which LVCA will have no further interest in this Agreement.

10.3

If Geo Can or LVCA (the “Vendor”) should at any time before or after exercise of the Option receive a bona fide offer from an independent third party (the “Proposed Purchaser”) dealing at arm’s length with the Vendor to purchase all or substantially all of its interest in and to the Property, which offer the Vendor desires to accept, or if the Vendor intends to sell all or substantially all of its interest in and to the Property, the Vendor will first make an offer (the “Offer”) of such interest in writing to the other party (the “Offeree”) upon terms no less favourable than those offered by the Proposed Purchaser or intended to be offered by the Vendor, as the case may be.

10.4

Each Offer will specify the price and terms and conditions of such sale, the name of the Proposed Purchaser (which term will, in the case of an intended offer by the Vendor, mean the person or persons to whom the Vendor intends to offer its interest) and, if the offer received by the Vendor from the Proposed Purchaser provides for any consideration payable to the Vendor or otherwise than in cash, the Offer will include the Vendor’s good faith estimate of the cash equivalent of the non-cash consideration.

10.5

If within a period of sixty (60) days of the receipt of the Offer the Offeree notifies the Vendor in writing that it will accept the same, the Vendor will be bound to sell such interest to the Offeree (subject as hereinafter provided with respect to price) on the terms and conditions of the Offer.

10.6

If the Offer so accepted by the Offeree contains the Vendor’s good faith estimate of the cash equivalent consideration as aforesaid, and if the Offeree disagrees with the Vendor’s best estimate, the Offeree will so notify the Vendor at the time of acceptance and the Offeree will, in such notice, specify what it considers, in good faith, the fair cash equivalent to be and the resulting total purchase price.

10.7

If the Offeree so notifies the Vendor, the acceptance by the Offeree will be effective and binding upon the Vendor and the Offeree and the cash equivalent of any such non-cash consideration will be determined by binding arbitration under the Commercial Arbitration Act of the State of Nevada and will be payable by the Offeree, subject to prepayment as hereinafter provided, within sixty (60) days following its determination by arbitration; and the Offeree will in such case pay to the Vendor, against receipt of an absolute transfer of clear and unencumbered title to the interest of the Vendor being sold, the total purchase price which is specified in its notice to the Vendor and such amount will be credited to the amount determined following arbitration of the cash equivalent of any non- cash consideration.

10.8	If the cash equivalent of any such non-cash consideration must be determined by binding arbitration under the Commercial Arbitration Act:

a.

the arbitrator will in each instance fix a time and place in the State of Nevada for the purpose of hearing the evidence and representations of the parties, and he will preside over the arbitration and determine all questions of procedure not provided for under the Commercial Arbitration Act;

b.	after hearing any evidence and representations that the parties may submit, the arbitrator will make an award and reduce the same to writing, and deliver one copy thereof to each of the parties; and

c.	the award of the arbitrator will in each instance be final and binding upon both parties;

d.	the expense of the arbitration (including actual legal and other costs of the parties) will be paid as specified in the award.

10.9                    If the Offeree fails to notify the Vendor before the expiration of the time limited therefore that it will purchase the interest offered, the Vendor may sell and transfer such interest to the Proposed Purchaser at the price and on the terms and conditions specified in the Offer for a period of sixty (60) days, provided that the terms of this paragraph will again apply to such interest if the sale to the Proposed Purchaser is not completed within the said sixty (60) days.

10.10                  Any sale hereunder will be conditional upon the Proposed Purchaser delivering a written undertaking to the Offeree, in form and substance satisfactory to its counsel, to be bound by the terms and conditions of this Agreement and the Joint Venture Agreement.

11.        Impossibility of Performance

11.1.     Impossibility of Performance. Notwithstanding any term in this Agreement, if a Party is at any time delayed from carrying out any action under this Agreement due to circumstances beyond the reasonable control of such Party, acting diligently, the period of any such delay shall be excluded in computing, and shall extend the time within which such Party may exercise its rights and/or perform its obligations under this Agreement. A Party relying on this Section 11 shall promptly deliver to the other Party notice of the event giving rise to the application of this paragraph and a second notice stating the date on which the application of this Section 11 ceased.

12.       Notices and Payments

12.1.    Notice. Any demand, notice or other communication (a “Communication”) to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by personal delivery, registered mail or facsimile addressed to the recipient at the addresses or facsimile numbers of the parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by either party to the other. Any Communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, if made or given by registered mail, on the 4th day, other than a day which is not a Business Day, following the deposit thereof in the mail, and if made or given by facsimile, on the day, other than a day which is not a Business Day, following the day it was confirmed as received. If the party giving any Communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of the mail, any such Communication shall not be mailed but shall be made or given by personal delivery.

12.2.      Payments. Payments hereunder shall be made in lawful money of United States of America, unless otherwise indicated, and shall be addressed to the recipient at the addresses of the recipient parties provided on the first page of this Agreement or such other address or individual as may be designated by notice by the recipient party in accordance with Paragraph 12.1. If any payment herein shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day.

13.       Regulatory Approval

13.1. Exchange Approval. This Agreement and the transactions contemplated hereunder are subject to the filing with and acceptance by the Exchange and any other regulatory authority having jurisdiction over the securities of LVCA. If such acceptance by the Exchange is not obtained within 30 Business Days of the date of this Agreement, Geo Can may, at its option, terminate this Agreement and the Option and working rights herein upon written notice to LVCA. LVCA will use its best efforts to obtain, at its sole cost and expense and as soon as possible upon the execution of this Agreement, Exchange or any other approvals that may be required for this Agreement and the transaction contemplated herein.

14.       General Provisions

14.1.     Entire Agreement. This Agreement, including all the Schedules hereto, together with the agreements and other documents to be delivered pursuant hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties and there are no warranties, representations or other agreements among the Parties in connection with the subject matter hereof except as specifically set forth herein and therein.

14.2.     Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms of this Agreement or to exercise any right or privilege arising under it shall not preclude it from requiring by reasonable notice that any other party duly perform its obligations or preclude it from exercising such a right or privilege under reasonable circumstances, nor shall waiver in any one instance of a breach be construed as an amendment of this Agreement or waiver of any later breach.

14.3.     Assignment. Either Party shall be permitted to assign this Agreement. Any assignment shall be subject to the assignee entering into an agreement, in form and substance satisfactory to counsel for the other Party, to be bound by this Agreement. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

14.4.     Further Assurances. Each Party shall from time to time at the request of the other Party and without further consideration, execute and deliver all such other additional assignments, transfers, instruments, notices, releases and other documents and shall do all such other acts and things as may be necessary or desirable to assure more fully the consummation of the transactions contemplated hereby.

14.5.      Time. Time shall be of the essence of this Agreement.

14.6.      Amendment. This Agreement may be amended or varied only by agreement in writing signed by each of the Parties. Unless the context otherwise so requires, a reference to this Agreement shall include a reference to this Agreement as amended or varied from time to time.

14.7.      Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

14.8.      Governing Law and Attornment. This Agreement shall be governed by and interpreted in accordance with the laws of the state of Nevada and the federal laws of United States of America applicable therein and the Parties hereby irrevocably attorn to the jurisdiction of the Courts of the state of Nevada. For the purpose of all legal proceedings, this Agreement shall be deemed to have been performed in the state of Nevada and the courts of the state of Nevada shall have exclusive jurisdiction to entertain any action arising under this Agreement.

14.9.      Counterparts. This Agreement may be executed by facsimile and in as many counterparts as are necessary and shall be binding on each Party when each Party has signed and delivered one such counterpart. When a counterpart of this Agreement has been executed by each Party, all counterparts together shall constitute one agreement.

(THE BALANCE OF THIS PAGE LEFT BLANK ON PURPOSE.)

IN WITNESS WHEREOF this Agreement has been duly executed by the respective parties hereto effective as of the date first above written.

LAKE VICTORIA MINING COMPANY, INC.

By:

ROGER NEWELL
Authorized Signatory

GEO CAN RESOURCES COMPANY LIMITED

By:

DAVID KALENUIK
Authorized Signatory

SCHEDULE “A”
Description of Properties

To an Agreement made as of November 18, 2008 between Geo Can Resources Company Limited and Lake Victoria Mining Company, Inc.

PL 2910/2004
Annex ‘A’

Subject to Section 95 of the Mining Act, 1998 the License Area is at Bunda South area in Bunda District, QDS 32/3 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A.	02 deg. 18 min. 00 sec	33 deg. 40 min. 50 sec.
B.	02 deg. 18 min. 00 sec.	33 deg. 45 min. 20 sec.
C.	02 deg. 23 min. 00 sec.	32 deg. 45 min. 20 sec.
D.	02 deg. 23 min. 00 sec.	33 deg. 40 min. 50 sec.
An area of approximately 77.21 square kilometers.

PL 3006/2005
Annex ‘A’

Subject to Section 95 of the Mining Act, 1998 the License Area is at Bunda area in Bunda District, QDS 23/4 defined by lines of latitude and longitude having the following corner coordinates:

Corner	Latitude (S)	Longitude (E)
A.	02 deg. 16 min. 46.2 sec	33deg. 45 min. 20 sec.
B.	02 deg. 16 min. 46.2 sec.	33 deg. 50 min. 29sec.
C.	02deg. 18 min. 43.2 sec.	33 deg. 50 min. 29 sec.
D.	02 deg. 18 min. 43.2 sec.	33 deg. 55 min. 29 sec.
E.	02 deg. 21 min. 00 sec.	33 deg. 55 min. 29 sec.
F.	02 deg. 21 min. 00 sec.	33 deg. 45 min. 20 sec.
An area of approximately 113.9 square kilometers.

Schedule “B”
Net Smelter Royalty Return – NSR

To an Agreement made as of November 18, 2008 between Geo Can Resources Company Limited and Lake Victoria Mining Company, Inc.

ARTICLE 1

DEFINITION OF NET SMELTER ROYALTY RETURN

1.1

Net Smelter Royalty Returns.    The term "Net Smelter Returns" ("NSR") as used in this Agreement shall mean the net proceeds received by the Company from the sale of minerals from a Property after deductions for all of the following:

(a)

Custom smelting costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, transportation from smelter to refinery and from refinery to market; provided, however, in the case of heap or dump leaching operations, all processing and recovery costs incurred by the Company beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

	(b)	Cost of transporting mineral product from the concentrator to a smelter, refiner or other place of treatment; and

	(c)	Federal production royalties, production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.

1.2	Sales Price. The NSR will be based upon the Sales Price of the specific metals and commodities as defined below:

(a)

Refined silver (silver meeting the specifications established for the New York Silver Price published by Handy & Harman) shall be deemed to have been sold during the month when it is produced, and the Sales Price thereof shall be deemed to be an amount calculated by multiplying the number of produced ounces by the average during the same month of the New York Silver spot price quotations published by Handy & Harman for one ounce of refined silver;

(b)

In the case of any minerals other than silver, Sales Price means the amount calculated by multiplying the number of units of the refined metal or other mineral product produced during any month by the average of the daily spot prices during the same month as quoted by the London Metals Exchange for one unit of that refined metal or mineral product; and

(d)

Sales Price shall be determined as set forth in subparts (a), (b) and (c) above, irrespective of any actual arrangements for the sale or other disposition of minerals by the Company, specifically including but not limited to forward sales, futures trading or commodities options trading, and any other price hedging, price protection or speculative arrangements involving the possible delivery of gold, silver or other minerals from a Property.  If, for any reason, published prices for minerals produced from a Property are not available from the sources set forth above, the parties shall select such other published commodity exchange, producer, trade publication or other listing as will fairly reflect the spot price at which sales of such commodities are being affected at the time of sale by the Company.

ARTICLE 2

PAYMENT PROCEDURES

2.1	Definitions. Words and terms defined in this Agreement to which this Schedule B is attached, shall have the same meaning for purposes of this Schedule B.

2.2

Computation of Royalty. Each time that minerals mined from a Property are sold by the Company, the Company shall calculate the Net Smelter Returns ("NSR") realized by the Company in connection with the sale. The NSR so calculated shall then be multiplied by 2.0%. Then the Company shall pay Geo Can the resulting amount. Geo Can shall have no right whatsoever to take minerals or royalty "in kind."

2.3

Treatment and Sale. The Company shall have the right (but not the obligation) to concentrate, mill, smelt, refine, upgrade or otherwise process or beneficiate minerals mined from one particular Property, at locations on or off that particular Property. The Company shall not be liable for any values lost in processing under sound processing practices and procedures, and no royalty shall be payable to Geo Can with respect thereto. No production royalty shall be payable to Geo Can for or with respect to reasonable quantities of minerals which are not sold by the Company but are used by the Company for assaying, treatment amenability, metallurgical or other analytical processes or procedures.

2.4

Commingling. The Company shall have the right of mixing or commingling, at any location and either underground or at the surface, any minerals mined from a Property with any ores, metals, minerals, or mineral products mined from other lands, provided that the Company shall determine the weight or volume of, sample and analyze all such ores, metals, minerals and mineral products before the same are so mixed or commingled. Any such determination of weight or volume, sampling and analysis shall be made in accordance with sound and generally accepted sampling and analytic practices and procedures. The weight or volume and the analysis so derived shall be used as the basis of allocation of production royalties payable to Geo Can hereunder in the event of a sale by the Company of materials so mixed or commingled.

2.5

Statements and Payments. Each production royalty payment due Geo Can hereunder shall be made within forty-five (45) days after the end of the calendar quarter during which minerals are sold. Each such payment shall be accompanied by an itemized statement setting forth all facts and figures necessary in order to verify the accuracy of the amount of the payment. Each production royalty payment due Geo Can shall be made by a single check made payable to a single person or entity or to such other persons or entities as may be designated in writing by Geo Can as the payees for purposes of payments due Geo Can under this Agreement. Anything to the contrary in this Agreement notwithstanding, the Company shall not be in default hereunder for failure to make any payment Geo Can in timely fashion if Geo Can fails or refuses to give the Company written notice designating the persons or entities to be the payees named on each and every check to be sent to Geo Can by the Company hereunder, and the Company shall have no duty with respect to the disbursement or application of any payments to Geo Can after such payments are made in accordance with this Section 2.5.

2.6

Audit. In accordance with Section 9.3 of the Agreement, Geo Can shall have a period of one hundred and twenty (120) days after the receipt by Geo Can of each royalty statement to give the Company notice of any objection by Geo Can thereto. If Geo Can fails to object to a particular statement within one hundred and twenty (120) days after the receipt by Geo Can thereof then, subject only to the provisions of Section 2.7 ("Adjustments") of this Schedule B, the accuracy of such statement and the amount of any payment of transmitted threwith shall be conclusive with respect to Geo Can.

If Geo Can objects to the accuracy of a particular statement or the amount of the payment transmitted thereby within one hundred and twenty (120) days after the statement is received by Geo Can or Geo Can's representative, a certified public accountant, or other accounting expert, mutually acceptable to the parties and retained by Geo Can may promptly audit the Company's relevant books and records at an office selected by the Company and during the Company's normal business hours. Any such audit shall be made at the sole expense of Geo Can if the audit determines that the payment in question was accurate to within two percent (2%). Any such audit shall be made at the sole expense of the Company if the audit determines that the payment in question was inaccurate by more than three percent (3%). In any case, the payment in question shall be adjusted to reflect the results of the audit.

2.7

Adjustments. Any charges, costs or expenses or any adjustments thereto which are actually made and given to the Company by a purchaser, shipper, processor or other creditor that were not taken into account in a statement to Geo Can which accompanied a preceding production royalty payment shall be taken into account in determining the amount of the next production royalty payment, but no such charges or adjustments shall otherwise affect the conclusiveness of preceding statements or payments.